Exhibit 10.1

EMPLOYMENT AGREEMENT

THE EMPLOYMENT AGREEMENT (the “Agreement”) is executed this 8th day of February 2017, and effective as of the 1st day of January 2017 (the “Effective Date”), by and between Black Range Minerals LLC, a Colorado limited liability company as the employer (“Black Range”), Western Uranium Corporation, an Ontario, Canada corporation (“WUC” and together with Black Range, separately and collectively herein referred to as the “Company”) and George E. Glasier (“Glasier” or “Executive”).

WHEREFORE, Black Range is a wholly-owned subsidiary of WUC;

WHEREFORE, the Company desires to engage the services of Glasier as President and CEO of each of WUC and the Company to perform the duties set forth on Exhibit A - “Scope of Services,” attached hereto and incorporated into this Agreement (the “Services”); and

WHEREFORE, Glasier is willing to accept this engagement and perform his duties for the Company under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the above recitals and the mutual promises, covenants, undertakings, and other consideration recited herein, the Parties agree as follows:

1.      Duties and Services.

a.           Duties. Glasier shall report directly to the Board of Directors of WUC (the “Board”) and Glasier shall devote substantially all of his business time and attention to the business and affairs of the Company and its subsidiaries. Notwithstanding the foregoing, Glasier (i) may engage in charitable, civic, fraternal and community affairs, educational and professional and/or trade industry association activities, (ii) manage his personal passive investments, (iii) with prior written notice to the Board, serve on the boards of directors of non-profit organizations and (iv) with the prior written approval of the Board, serve on the boards of directors of for-profit companies; provided that such activities, do not interfere, either individually or in the aggregate, in any material respect, with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. As notice of such, Glasier now serves on the Boards of the entities set forth on Exhibit B-“Board Memberships”, attached hereto and incorporated into this Agreement and y execution of this Agreement, the Board approves of such board memberships.

b.           Services. Glasier shall perform the Services as detailed in Exhibit A. Glasier shall exercise independent judgment regarding the manner in which Glasier performs the Services while exercising reasonable best efforts to comply satisfactorily with the terms of this Agreement. Glasier agrees to comply with all ordinances, laws, orders, rules, and regulations related and/or applicable to the Services.

2.     Compensation.

a.           Base Salary. During the Employment Term, Executive’s base salary shall be One Hundred Eighty Thousand Dollars (US$180,000.00) per year (the “Base Salary”), which Base Salary shall be reviewed not less frequently than annually on or about the fifteenth (15th) day of December in each year during the Employment Term. The Base Salary shall be payable in regular monthly installments on the last day of each month, or otherwise in accordance with the Company’s general payroll practices. All payments made to or on behalf of Executive under the terms of this Agreement, including all payments of Base Salary and any Annual Bonuses or Severance Payments, shall be (i) made by Black Range, as the employing entity, and (ii) subject to all withholding required or permitted by law (such as income and payroll taxes) and such additional withholding as may be agreed upon by the Executive.

Provided that the Company shall have successfully raised not less than an additional US$1 million pursuant to a Private Placement, currently contemplated by the Company, by April 30, 2017, the Company shall pay to the Glasier the following amounts: (a) as and by way a bonus the sum of $15,000 and (b) as and by way of salary the sum of $15,000 for the month of January 1, 2017.

b.           Annual Cash Bonus. During the Employment Term (but not including for calendar year 2016), Executive shall be eligible to receive an annual bonus following the end of each calendar year (the “Annual Bonus”) or such earlier date as the Board may in its discretion determine in an amount determined and approved by the Board (or Compensation Committee should the Board delegate such determination) in its sole discretion. Executive must be employed at the end of the calendar year for which such Annual Bonus is considered. The Annual Bonus shall be determined and paid by the 15th day of January following the end of each calendar year during the Employment Term (other than calendar year 2016).

c.           Stock Options Plan. During the Employment Term, Executive shall be eligible to receive Stock Options grants under the Company’s Incentive Stock Option Plan when granted each calendar year (“Stock Options”) in an amount determined and approved by the Board (or Compensation Committee should the Board delegate such determination) in its sole discretion. Executive must be employed on the date that Stock Options are granted in order to participate. Stock Options have previously been awarded Executive for calendar year 2016.

d.           Expenses. The Company will reimburse Executive for all reasonable travel and other business expenses incurred by Executive during the Employment Term in connection with the performance of Executive’s duties and obligations under this Agreement.

e.           Other Benefits. During the Employment Term, Executive shall be entitled to participate in any employee benefit plan that the Company or its Affiliates has adopted or may adopt, maintain or contribute to for the benefit of its similarly-situated, U.S.-based executive employees generally, subject to the terms and conditions of the applicable plan and satisfying the applicable eligibility requirements. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to similarly situated executives of the Company as long as such amendment or termination is applicable to similarly situated executives of the Company, as the case may be. In addition to holidays that are provided in general to executive employees of the Company, Executive shall be entitled to five (5) weeks of paid vacation each calendar year (accruing on a pro rata daily basis throughout the calendar year), none of which may be carried over to the following calendar year. Finally, Glasier will be entitled to reimbursement of the cost, to the extent not covered by Glasier’s primary health insurance coverage, of an annual comprehensive physical exam, provided that the parties understand and agree that such reimbursement may be taxable to Glasier under U.S. federal income tax laws. Glasier shall not be required to obtain such comprehensive physical exam unless the Company is willing to offset any taxable liability to Glasier.

3.    Term, Termination and Severance Pay.

a.           Term. The term of this Agreement shall commence on the Effective Date and continue until December 31, 2018 (the “Initial Term”), unless earlier terminated pursuant to the provisions of this Section 3. On the expiration of the Initial Term, and on each annual anniversary thereafter, this Agreement shall automatically renew for a one (1) year period (each, a “Successive Term”), unless either party provides written notice to the other party at least ninety (90) days prior to the expiration of the Initial Term or the Successive Term, as applicable, of its intention not to renew the Agreement (a “Non-Renewal”). Notwithstanding the foregoing, the Company and Executive agree that Executive is an “at-will” employee and that Executive’s employment hereunder may be terminated at any time in accordance with, and subject to, the provisions of this Section 3. The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

b.           Termination.

(i)          General. In addition to a termination of the Employment Term due to a Non- Renewal pursuant to Section 3(a), Executive’s employment may be terminated as follows: (a) the Company may terminate Executive’s employment with Cause (in accordance with the time limits and other conditions as set forth in the Cause definition herein) at any time, (b) Executive may terminate Executive’s employment by providing the Company with ninety (90) days’ prior written notice, (c) the Company may terminate Executive’s employment without Cause effective upon written notice to Executive, or (d) Executive’s employment shall automatically terminate upon Executive’s death or upon Executive’s Disability. Termination of Executive’s employment at the conclusion of the Initial Term or Successive Term, as applicable, due to the Company’s Non-Renewal shall not be treated as a termination without Cause. Executive’s last day of employment shall be referred to herein as the “Termination Date.”

(ii)         Termination on Account of Change in Control. Termination on account of “Change of Control” shall, for the purposes of this Agreement, be deemed to occur: (a) in the event any person or more than one such person acting as a group, is or becomes the beneficial owner directly or indirectly, of the securities of WUC or the share of the Company in a transaction or series of transactions, representing fifty percent (50%) or more of the combined voting power of either WUC or the Company, as the case may be, of the then outstanding securities ordinarily having the right to vote for the election of directors of WUC or the Company as the case may be; (b) WUC or the Company sells or otherwise disposes of all or substantially all of their respective assets; or (c) WUC or the Company participates in a merger or consolidation and, immediately following the consummation of such merger or consolidation, WUC or the Company stockholders prior to such merger or consolidation do not own 80% or more of the voting shares of stock of the surviving successor corporation or either of them. In the event a Change of Control, regardless of the ongoing status of Glasier’s services, Glasier shall be paid an amount equal to the amount payable in accordance with Section 3(b)(iv) below. Such amount shall be paid by the Company or the Company’s successor within thirty (30) days of the date of the Change of Control.

(iii)        Accrued Benefits. If the Employment Term or Executive’s employment is terminated for any reason, the Company’s obligation to make payments or provide any other benefits under this Agreement shall cease as of the Termination Date, except as provided in this Section 3 or by law. Upon any termination of Executive’s employment, Executive shall be entitled to receive (a) all earned or accrued but unpaid Base Salary through the Termination Date, (b) amounts for any accrued but unused vacation through the Termination Date, (c) reimbursement of expenses incurred by Executive prior to the Termination Date, and (d) all amounts or benefits to which Executive is entitled under any applicable compensation plan, employee benefit plan or other arrangement of the Company in which Executive was a participant during Executive’s employment with the Company, in accordance with the terms of such plan or arrangement (collectively 3(b)(iii)(a) - 3(b)(iii)(d)), the “Accrued Benefits.”

(iv)        Additional Payments upon a Termination without Cause or Change of Control. If the Employment Term is terminated by the Company without Cause as provided in subparagraph 3(b)(i) above or for a Change of Control provided in subparagraph 3(b)(ii) above, then in addition to the Accrued Benefits, Executive shall be entitled to a lump sum payment equal to two and one half times Executive’s annual Base Salary as in effect immediately prior to the Termination Date or Change of Control Date, to be paid in a lump sum within five (5) days after the Release Effective Date or the Change of Control Date, with regards to a Change of Control.

(v)         Conditions. Notwithstanding anything to the contrary, except with regards to a Change of Control, the Company’s obligation to provide the Severance Payment or any other benefit beyond the Accrued Benefits pursuant to this Section 3 shall be subject to Executive’s delivery of an executed release of all employment-related claims in favor of Black Range, WUC and its and their subsidiaries, Affiliates, officers, directors, employees, principals, shareholders and attorneys (and in the case of an asset sale, also the purchaser and its subsidiaries, Affiliates, officers, directors, employees, principals, shareholders and attorneys) in the form attached hereto as Exhibit C (the “General Release”), and that such General Release is effective and no longer subject to revocation within sixty (60) days following the Termination Date. The date the General Release becomes effective and no longer subject to revocation shall be referred to as the “Release Effective Date.”

(vi)        Other Benefits. Except as required by law (such as ERISA or COBRA) or as specifically provided in this Section 3, Black Range’s obligation to make any payments or provide any other benefits hereunder shall terminate automatically as of the Termination Date. Payments and benefits provided in this Section 3 shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

4.    Confidential Information.

a.           For purposes of this Agreement, “Confidential Information” means (i) any and all trade secrets, as defined by any applicable state, federal or international law, concerning the business and affairs of the Company, including, without limitation, operational and product specifications, plans of operation, resource, exploration, development and processing data, information and plans, water, air, or other environmental and community assessment plans and studies, reclamation studies, estimates and data, know-how, training, formulae, compositions, processes, designs, sketches, photographs, maps, topological, hydrological , geological , metallurgical, and geographic studies and data, graphs, drawings, samples, inventions, past, current, and planned exploration, research and development, including programs and budgets, current and anticipated customers and customer requirements, including the terms and conditions of customer relationships, price lists, market studies, business plans, current and anticipated suppliers and the terms and conditions of supplier relationships, computer software and programs, database technologies, systems, structures, architectures, processes, improvements, devices, discoveries, concepts, methods, and other information, however documented, of the Company that is a trade secret within the meaning of applicable law; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, customers, drivers, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques, however documented); and (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, upon any information included in the foregoing.

b.           The term Confidential Information does not include any information which (i) is published by the Company or otherwise is or becomes generally available and known to the public (other than as a result of a disclosure directly or indirectly by Glasier or any person or entity acting for, through or on behalf of Glasier, (ii) is or becomes available to Glasier on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not and was not bound by a confidentiality agreement with, or other obligation of secrecy to, the Company, or (iii) has already been independently acquired or developed by Glasier without violating any confidentiality agreement with, or other obligation of secrecy to, the Company.

c.           With regard to any Confidential Information, Glasier agrees to: (i) hold such information in absolute confidence and absolutely secret; (ii) use such information solely for the purpose of performing his duties under this Agreement and solely for the benefit of the Company; (iii) not use any such information for any other purpose not directly and expressly authorized by this Agreement; (iv) not to use any such information for his own account or benefit or for the use, account or benefit of others besides the Company and (v) refrain from disclosing, and take all reasonable steps to prevent the disclosure of, such information to any person or entity not authorized to receive it.

d.           The parties hereto irrevocably stipulate and agree that: (i) the protections afforded to Confidential Information hereunder are necessary, fundamental, and required for the protection of the Company’s business; and (ii) a breach of any of the provisions of this Agreement and any disclosure of any of the Confidential Information in violation of the terms hereof will result in irreparable harm and damage to the Company which harm and damage cannot be completely and adequately determined nor compensated by any monetary award. Accordingly, it is expressly agreed that, in addition to all other remedies which may be available at law for any breach hereof, the Company shall be entitled to the immediate issuance of a temporary restraining order, temporary or permanent injunction, or other equitable relief prohibiting any threatened or actual violation of this Agreement or requiring the remediation thereof or specifically enforcing the provisions hereof. Glasier hereby consents to the issuance of any such order ex parte. Such equitable remedies shall not be the exclusive remedy for any breach of this Agreement but shall be in addition to all other remedies available at law or equity.

e.           Nothing contained herein shall prevent a party from disclosing Confidential Information pursuant to a subpoena or order of any court or governmental agency or from disclosing Confidential Information to any governmental agency if required to do so by law; provided however that, before disclosing information under any such circumstances, Glasier agrees to provide the Company a copy of such subpoena, order or other requirement for disclosure at least three days prior to disclosing any Confidential Information in order to provide the Company an opportunity to contest any requirement for such disclosure.

f.            In the event of any legal action taken to enforce the confidentiality provisions of this Agreement, the prevailing party shall be entitled to recover all costs and expenses associated with such action or litigation, including but not limited to, attorney fees, witness fees, expert witness fees, travel and other expenses, copying, telephone and all other charges and expenses.

g.           Glasier also acknowledges that he has provided and will continue to provide services to the Company in a senior, executive personnel capacity and that he has and will continue to acquire Confidential Information that he did not previously possess.

h.            Glasier acknowledges that upon termination of his employment with the Company, the Company may deem it advisable to, and shall be entitled to, serve notice on Glasier’s new employer that Glasier has been exposed to certain Confidential Information and that he has continuing obligations under the terms of this Agreement not to disclose such information. Notwithstanding the foregoing, it is understood that, at all such times, Glasier is free to use information that is generally known in the trade or industry, which is not gained as result of a breach of this Section 4, and Glasier’s own, skill, knowledge, know-how and experience to whatever extent and in whichever way he wishes The provisions of this Section 4 shall survive the termination or expiration of the Employment Term and Glasier’s employment, irrespective of the reason therefor.

i.            In any event, Glasier will be permitted to disclose any Confidential Information to any third party who has executed a nondisclosure agreement. Such disclosure may be necessary for Glasier to pursue merger or acquisition as required in Exhibit A.

5.    Non-Compete; Non-Solicitation.

a.           Non-Competition. For so long as Executive is employed by the Company or one of its Affiliates, and for six (6) months after a termination of Executive’s employment for any reason, Executive shall not own any interest in, provide any financing to, manage, control, participate in, consult with, render services for, or otherwise engage in or assist any other Person with engaging in, the Company’s Business in the Applicable Area; provided , that nothing in this Section 5 will prohibit Executive from being an owner of less than ten percent (10%) in the aggregate of any class of capital stock or equity of any Person if such stock or equity is publicly traded and listed on any national or regional stock exchange or any percent of ownership if ownership results from a merger or acquisition.

b.           Non-Solicitation. For so long as Executive is employed by the Company or its Affiliates and for twelve (12) months after a termination of Executive’s employment for any reason, Executive shall not, directly or indirectly:

(i)          solicit, induce or attempt to induce any employee or individual retained as an independent contractor of the Company or its Affiliates (the “Related Companies” and each a “Related Company’’) to terminate his employment or contracting relationship with such entity, or to become an employee or independent contractor of any other Person; provided that, the employment of any employee or individual retained as an independent contractor of a Related Company that results from such employee’s or contractor’s independent and unprompted response to general advertising of open positions in newspapers, on websites, or at job fairs, or other forms of soliciting candidates for employment, which are general in nature and not directed to or at an employee or contractor of any Related Parties, shall not be construed as a violation of this Section 5(b); or

(ii)        Solicit, induce or attempt to induce any Customer, supplier or other business relation of a Related Company to cease doing business with such entity or in any way interfere with the relationship between any such Customer, supplier or other business relation and such entity.

6.      Non-Disparagement.

a.           Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products, including, without limitation, by engaging in any disparaging communication with any Customer or prospective Customer of the Company, other than in the good faith performance of Executive’s duties to the Company while Executive is employed by the Company and thereafter. The foregoing shall not be violated by (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (ii) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) with apparent or actual jurisdiction to order such person to disclose or make accessible such information.

b.           The Company agrees to instruct its officers and directors to not make any negative, derogatory or disparaging remarks about Executive, and to enforce such instructions if it becomes aware of any violation thereof.

7.     Work Product. Subject to the provisions of applicable law, Executive acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, works of authorship, mask works and intellectual property (whether or not including any confidential information). All other proprietary information and all similar or related materials, documents, work product or information (whether or not patentable) which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by any Related Company (collectively the “Work Product”), shall be the sole, exclusive and absolute property of such Related Company, and Executive hereby does irrevocably assign, transfer and convey (to the extent permitted by applicable law) all rights, including intellectual property rights, therein on a worldwide basis to the applicable Related Company or such other entity as such Related Company shall designate, to the extent ownership of any such rights does not vest originally in such related company and waives any moral rights therein to the fullest extent permitted under applicable law. Executive will promptly disclose any such Work Product to the applicable Related Company (except where it is lawfully protected from disclosure as the trade secret of a third party or by any other lawful bar to such disclosure) and will, at the applicable Related Company’s request (and, during the Employment Term, without additional compensation), perform all actions reasonably requested by any Related Company to establish and confirm such ownership, including execute any patent, trademark or copyright papers covering such Work Product as well as any papers which may be considered necessary or helpful by the applicable Related Company in the prosecution of applications for patents thereon or which may relate to any litigation or controversy in connection therewith, with applicable Related Company bearing all expenses of performing such actions (including expenses incident to the filing of such application, the prosecution thereof and the conduct of any such litigation).

8.     Enforcement. The parties hereto acknowledge and agree that Executive’s services are unique and Executive has access to Confidential Information and Work Product, that the provisions of Sections 4, 5, 6 or 7 are necessary, reasonable and appropriate for the protection of the legitimate business interests of the Company and its Affiliates, that irreparable injury will result to the Company and its Affiliates if Executive breaches any of the provisions of Sections 4, 5, 6 or 7 and that money damages would not be an adequate remedy for any breach by Executive of this Agreement and that the Company will not have any adequate remedy at law for any such breach. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or any of its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without the necessity of showing actual money damages, or posting a bond or other security). Nothing contained herein shall be construed as prohibiting the Company or any of its successors or assigns from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

9.     Tolling. In the event of any violation of the provisions of Sections 4, 5, 6 or 7 hereof, Executive acknowledges and agrees that the post-termination restrictions contained in Sections 4, 5, 6 or 7 hereof shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post termination restriction period shall be tolled during any period of such violation.

10.  Representations and Acknowledgements.

a.           Executive hereby represents and warrants to the company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound and that Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or impair Executive’s ability to perform all of Executive’s duties and obligations hereunder, (ii) Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other Person, except for the Original Agreement, (iii) Executive shall not use any confidential information or trade secrets of any third party in connection with the performance of his duties hereunder and (iv) this Agreement constitutes the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms. Executive also hereby acknowledges and represents that he has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein and intends for such terms and conditions to be binding on and enforceable against the Executive. Executive acknowledges and agrees that the provisions of sections 4, 5, 6 or 7 are in consideration of: (i) Executive’s employment by the Company and (ii) additional good and valuable consideration as set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged. Executive expressly agrees and acknowledges that the restrictions contained in Sections 4, 5, 6, or 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, and that such provisions shall survive the expiration of the Employment Term and the termination of Executive’s employment hereunder for any reason in accordance with their terms. In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of Confidential Information. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area.

b.           Each of WUC and Black Range hereby represent and warrant to Executive that (i) the execution, delivery and performance of this Agreement by such entity does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Affiliate is a party or by which it or any Affiliate is bound and that no Affiliate is a party to any agreement or understanding, written or oral, or subject to any restriction, which, in either case, could prevent such entity from entering into this Agreement or impair such entity’s ability to perform all of its duties and obligations hereunder, and (ii) this Agreement constitutes the valid and binding obligation of each of WUC and Black Range, enforceable against each such entity in accordance with its terms.

11.  Definitions.

“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person. For avoidance of doubt, WUC is an Affiliate of Black Range, and vice versa.

“Applicable Area” means the geographic area encompassing Colorado, Utah, New Mexico, Arizona and Wyoming.

“Cause” means (a) Executive’s commission of an act of fraud or embezzlement against the Company or any of its Affiliates or a breach of Executive’s fiduciary duty to the Company; (b) any conviction of, or plea of guilty or nolo contendere by, Executive with respect to a felony (other than a traffic violation); or (c) Executive’s material breach of the terms of Agreement or any other agreement between Executive and the Company or of a material written policy or code of conduct of the Company, or any of its Affiliates; provided , however, that Cause shall not be deemed to exist under clause (d), unless Executive has first been given reasonably detailed written notice of the grounds for such Cause and Executive has not contested such grounds and in the event Executive contests such grounds, the final determination of such issue by a court.

“Company Business” means the acquisition and development of uranium and vanadium resource properties.

“Customer” means any Person who: (a) purchased products or services from any Related Company prior to or during the Employment Term or, after the Employment Term, within 12 months prior to the Termination Date; or (b) was called upon or solicited by a Related Company or any of their predecessors prior to or during the Employment Term or, after the Employment Term, within 6 months prior to the Termination Date, so long as Executive had direct or indirect contact with such Person as an employee of any Related Company or learned or became aware of such Person during the Employment Term.

“Disability” means that Executive bas a mental or physical disability or other incapacity that renders Executive unable regularly to perform the essential functions of his job duties for ninety (90) or more days in any consecutive twelve (12) month period.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

12.   Litigation. This Agreement has been negotiated within the State of Colorado and the rights and obligations of the Parties to this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to any jurisdiction’s principles of conflict of laws. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the State Court in Mesa County, Colorado, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

13.   No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.   Effect of Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in a manner so as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction , but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.   Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which taken together shall constitute one and the same agreement

16.  Modification of Agreement; Waiver. This Agreement may be amended, waived, changed, modified, extended, or rescinded only by a writing signed by WUC, Black Range and Executive. The failure of any party to this Agreement to insist upon performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver occurred.

17.  Complete Agreement. This Agreement and the exhibits hereto contain the complete agreement and understanding of the parties and shall, as of the Effective Date, supersede all other prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

18.  Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed by the parties, courts and arbitrators in accordance with the laws of the State of Colorado, without regard to conflicts-of-Jaws principles that would require the application of any other law.

19.    Notices. Any notice required pursuant to this Agreement shall be in writing and shall be deemed delivered (a) on the day of delivery if delivered in person, (b) three (3) business days after mailing by registered or certified mail, return receipt requested; (c) on the date sent by facsimile, email or other form of electronic delivery provided however that a copy is also sent by first class mail; or (d) one (1) business day after deposit with an overnight delivery courier service; and Ln each case fully prepaid and properly posted and addressed as follows:

To the Company:

Black Range Minerals LLC and Western Uranium Corporation Attn:

Chairman of the Board

Suite 700, 10 King Street

Toronto, Ontario, Canada M3C 1C3

mskutezky@western-uranium.com

To Glasier:

George E. Glasier 3 l

127 Hwy 90

P.O. Box 98

Nucla, Colorado, 81424-0098

silverhawkranch@aol.com

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

20.   Expenses. The Company and Executive will each pay their own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the agreements contemplated hereby, unless otherwise agreed in writing between the Company and Executive.

21.   Successors and Assigns; Third Party Beneficiary. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, WUC, Black Range, and their respective successors and assigns, including any entity with which WUC or Black Range may merge or consolidate or to which all or substantially all of its equity may be sold or its assets may be transferred; provided, that the rights and obligations of Executive under this Agreement shall not be assignable. As used in this Agreement, “Company” include any successor to all or substantially all of the business and/or assets of WUC or Black Range, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

22.   Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of Colorado, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

23.   Section 409A Compliance.

a.           The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted ,this Agreement shall be interpreted to be in compliance therewith . To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

b.           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination, ” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service “of Executive, and (ii) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed Executive in lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.           To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement , or in-kind benefits to be provided , in any other taxable year.

d.           For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

24.         Indemnification and Directors and Officers Insurance. In Executive’s capacity as a director, officer, or employee of the Company or serving or having served any other entity as a director, officer, or employee at the Company’s request, Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s Certificate of Incorporation and Bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments , fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Executive may be involved, or threatened to be involved, as a party or otherwise by reason of Executive’s status, which relate to or arise out of the Company and such other entities, their assets, business or affairs, if in each of the foregoing cases, (a) Executive acted in good faith and in a manner Executive believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Executive’s conduct was unlawful, and (b) Executive’s conduct did not constitute gross negligence or willful or wanton misconduct. The Company shall advance all reasonable expenses incurred by Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation related expenses. Company agrees to maintain adequate directors and officers insurance coverage.

The parties hereto have executed this Employment Agreement as of the 1st day of January 2017

BLACK RANGE MINERALS LLC

By:	/s/ Michael Skutezky
Its:	Director
Date:	February 8th, 2017

WESTERN URANIUM CORPORATION

By:	/s/ Michael Skutezky
Its:	Chairman
Date:	February 8th, 2017

GEORGE E. GLASIER

By:	/s/ George E. Glasier
Date:	February 8th, 2017

EXHIBIT A

to that certain Employment Agreement

between

Black Range Minerals LLC,

Western Uranium Corporation

and

George E. Glasier

effective as of 1st January 2017

Glasier will provide the following Services to the Company:

Function and Accountabilities: as President and Chief Executive Officer of each of WUC and Black Range, Glasier will, under the broad operating guidelines set by the Board, assume full responsibility for the management of each of WUC and Black Range including:

1.	Create and implement the strategic goals and objectives of each of WUC and Black Range, as agreed by the Board.

2.	With the Chairman of the Board, enabling the Board to fulfill its governance responsibilities.

3.	Hiring, supervising and as needed, terminating, all employees, consultants, contractors and other individuals and companies employed by the Company.

4.	Raising and maintaining the Company’s profile in the investor community nationally and internationally.

5.	Coordination and management of and assistance with the Company’s capital raising and M&A activities.

6.	Identify and negotiate rights to qualified properties for approval by the Board.

7.	Such other duties and responsibilities as are normally associated with the offices of President and Chief Executive Officer of each of WUC and Black Range, including those as reasonably requested by the Board from time to time.

EXHIBIT B

to that certain Employment Agreement

between

Black Range Minerals LLC,

Western Uranium Corporation

and

George E. Glasier

effective as of 1st January 2017

As of the Effective Date of this Agreement, Glasier now serves on the Boards of Directors of the following entities.

Montrose Memorial Hospital Board of Trustees, Montrose, Colorado

The Telluride Foundation Board of Directors, Telluride, Colorado

The Colorado Cooperative Company Board of Directors

The Citizens State Bank Board of Directors, Ouray, Colorado

Silver Hawk Ltd. Board of Directors

Governor’s Appointment as Trustee of the Uravan Water Board Pinon

Ridge Resources Corporation Board of Directors

Pinon Ridge Corporation Board of Directors

EXHIBIT C

to that certain Employment Agreement
between

Black Range Minerals LLC,

Western Uranium Corporation
and

George E. Glasier effective as of 1st January 2017

General Release

I,                          in consideration of and subject to the performance by Black Range Minerals LLC, a Colorado limited liability company and Western Uranium Corporation, an Ontario, Canada corporation (together, the “Company”) of its obligations under the Employment Agreement by and between the Company and myself, dated effective as of January 1, 2017 (the “Agreement”), do hereby release and forever discharge as of the date hereof, Black Range, WUC, and their respective affiliates and all present and former managers, directors, officers, agents, representatives, employees, successors and assigns of the Company, WUC and their respective affiliates, and all direct or indirect equity holders of the Company (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me beyond the Accrued Benefits under Section 3 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 3 of the Agreement other than the Accrued Benefits unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits, including the Accrued Benefits, that I am entitled to receive (as of the date hereof) by virtue of any employment by Black Range or my appointment as President and Chief Executive Officer of Black Range or WUC.

2.	Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross- claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (but only through the date this General Release becomes effective and enforceable) and whether known, unknown , suspected or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended, the Americans with Disabilities Act of 1990,the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, any applicable Executive Order Programs, the Fair Income Security Act of 1974, any applicable Executive Order Programs, the Fair Labor Standards Act, or their state or local counterparts, or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordnance, or under any public policy, contract or tort, or under common law, or arising under any policies, practices or procedures of the Company, or any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). Notwithstanding the foregoing, I am not waiving and none of the following shall be deemed to be Claims: (i) any right to any Severance Payment to which I am entitled under the Agreement (assuming due execution and delivery of this Release by me), (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in WUC, the Company or their respective affiliates.

3.	1 represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending Claim as of the execution of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all amounts that are payable by the Company pursuant to the Agreement (other than the Accrued Benefits) if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties with respect to any of the Claims, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including all reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.	I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

10.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

11.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction , such invalidity , illegality or unenforceability shall not affect any other provision or any other jurisdiction , but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE AS FOLLOWS:

A.	I HAVE READ THIS GENERAL RELEASE CAREFULLY;

B.	I UNDERSTAND ALL OF TERMS OF THIS GENERAL RELEASE AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED , TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED , THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

C.	I VOLUNTARILY CONSENT TO EVERYTHING IN THIS GENERAL RELEASE.

D.	HAVE BEEN AND AM HEREBY BEING ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS GENERAL RELEASE AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

E.	I HAVE HAD AT LEAST [21/45][1] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED [21/45][2] DAY PERIOD;

F.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE, OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

G.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT HERETO; AND

H.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

[1]	NTD: To be determined at the time of termination in accordance with applicable law.
[2]	NTD: To be determined at the time of termination in accordance with applicable law.